Exhibit 99.1

Shareholders Approve Pinnacle Bankshares Corporation Merger with Virginia Bank Bankshares, Inc.

ALTAVISTA, Va. and DANVILLE, Va., October 20, 2020 – At separate shareholder meetings today, shareholders of both Pinnacle Bankshares Corporation (OTCQX: PPBN) (“Pinnacle”), the holding company for First National Bank, and Virginia Bank Bankshares, Inc. (OTC Pink: VABB) (“Virginia Bank”), the holding company for Virginia Bank and Trust, approved the previously announced merger of Virginia Bank into Pinnacle.

“We are extremely pleased to have received all of the regulatory and shareholder approvals needed to complete Pinnacle’s merger with Virginia Bank. Our strategic partnership is on track to close on October 30, 2020,” stated Aubrey H. “Todd” Hall, III, Pinnacle’s President and Chief Executive Officer. He further commented, “Together Pinnacle and Virginia Bank will be well positioned to serve our communities and generate enhanced returns for our shareholders. We are thankful for the support and confidence of our shareholders and are excited about our future.”

Donald W. Merricks, President and Chief Executive Officer of Virginia Bank, added “Today’s vote reflects the outstanding opportunity this merger provides Virginia Bank’s shareholders and customers. We look forward to integrating our company with Pinnacle and using our combined resources to better serve our customers and support our communities.”

Based on financial information as of June 30, 2020, the combined company would have total assets of approximately $796 million, deposits of approximately $719 million and net loans of approximately $572 million.

About Pinnacle

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst and the Cities of Lynchburg and Charlottesville. The Company has a total of 10 branches with two located in the Town of Altavista, where the Bank was founded. Other branch locations include Village Highway in Rustburg, Wards Road near the Lynchburg Regional Airport, Timberlake Road in

Campbell County, South Main Street in the Town of Amherst, Old Forest Road, Odd Fellows Road and Main Street in the City of Lynchburg and Forest Road in Bedford County. Additionally, the Company operates a loan production office located in Charlottesville and plans to open another branch in the Graves Mill Center located in Forest once the impacts of the COVID-19 Pandemic subside. First National Bank is in its 112th year of operation.

About Virginia Bank

Virginia Bank Bankshares, Inc. is the bank holding company for Virginia Bank and Trust Company. Founded in 1945, Virginia Bank and Trust Company is a state-chartered commercial bank headquartered in Danville, Virginia, with seven banking offices located in Danville and Chatham, Virginia. The bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. Forward-looking statements include, but are not limited to, statements about (i) the benefits and impact of the proposed merger between Pinnacle and Virginia Bank, (ii) Pinnacle’s and Virginia Bank’s plans, obligations, expectations, beliefs and intentions, and (iii) other statements in this press release that are not historical facts. Words such as “anticipates,” “believes,” “projects,” “potential,” “intends,” “should,” “expects,” “will,” “may,” and variations of similar expressions often accompany forward-looking statements. These statements are based on the beliefs of the respective managements of Pinnacle and Virginia Bank as to the expected outcome of future events as of the date hereof and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcomes may differ materially from what may be expressed or forecasted in or implied by forward-looking statements. Factors that could cause results and outcomes to differ materially include, among others, the ability to meet various closing conditions to the transaction; the ability to complete the merger as expected and within the expected timeframe; disruptions to customer and employee relationships and business operations caused by the merger or the ongoing COVID-19 pandemic; the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, or at all; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; the impact of competition from traditional or new sources, and the other factors.

Forward-looking statements speak only as of the date of this press release. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained herein. Readers are cautioned not to rely on the forward-looking statements contained in this press release, as no assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if any of them do occur, their ultimate impact on the results of operations or financial condition of Pinnacle or Virginia Bank. Additional information about the proposed merger and the factors that may impact the forward-looking statements may be found in the registration statement on Form S-4 that Pinnacle has filed with the Securities and Exchange Commission, as amended, including under the heading “Risk Factors.”

Contacts

Pinnacle Bankshares Corporation

Aubrey H. “Todd” Hall, III, President and Chief Executive Officer

434-369-3000 or toddhall@1stnatbk.com

Virginia Bank Bankshares, Inc.

Donald W. Merricks, President and Chief Executive Officer

434-793-6411 or dmerricks@vabanktr.com